Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-225219
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee
2.600% Senior Notes due 2030	$600,000,000	99.991%	$599,946,000	$77,873(1)
(1)
The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To prospectus dated May 25, 2018)
$600,000,000
Waste Connections, Inc.
2.600% Senior Notes due 2030

We are offering $600,000,000 aggregate principal amount of 2.600% Senior Notes due 2030 (the “Notes”). We will pay interest on the Notes on February 1 and August 1 of each year, beginning August 1, 2020. The Notes will mature on February 1, 2030.
We may redeem some or all of the Notes at any time at the applicable redemption price described in this prospectus supplement. We also have the right to redeem all of the Notes if, at any time, certain changes in law require us to make additional payments with respect to taxes withheld from payments on the Notes. See “Description of Notes—Optional Redemption.”
If a change of control triggering event as described in this prospectus supplement occurs, we will be required, subject to certain exceptions, to make an offer to each holder of Notes to repurchase all or any part of that holder’s Notes for cash at a purchase price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, on those Notes to, but excluding, the repurchase date. See “Description of Notes—Change of Control Triggering Event.”
The Notes will be our senior, unsecured obligations and will rank equally in right of payment with all of our existing and future senior, unsecured indebtedness and will rank senior in right of payment to any future indebtedness that we incur that is expressly subordinated to the Notes. The Notes will be effectively subordinated to any future secured indebtedness that we incur to the extent of the value of the collateral securing such indebtedness. In addition, the Notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.
Investing in the Notes involves risks. You should read carefully the entire accompanying base prospectus and this prospectus supplement and the documents incorporated by reference herein and therein, including the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement.

	Per Note	Total
Price to public(1)	99.991%	$599,946,000
Underwriting discount	0.650%	$3,900,000
Proceeds, before expenses, to us	99.341%	$596,046,000

(1)
Plus accrued interest from January 23, 2020, if settlement occurs after that date.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange.
The Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about January 23, 2020.

Joint Book-Running Managers
BofA Securities	J.P. Morgan	MUFG	Wells Fargo Securities
CIBC Capital Markets	PNC Capital Markets LLC
Co-Managers
BBVA	Fifth Third Securities	SunTrust Robinson Humphrey
TD Securities		US Bancorp
Citizens Capital Markets		Scotiabank

The date of this prospectus supplement is January 21, 2020

S-i

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Notes. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of Notes. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the Notes offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.
It is important for you to read and consider all information contained in this prospectus supplement and the accompanying base prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Incorporation of Certain Information by Reference” in this prospectus.
We have not, and the underwriters have not, authorized any dealer or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement or the accompanying base prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying base prospectus is delivered or securities are sold on a later date.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or the “Company” mean Waste Connections, Inc. and our consolidated subsidiaries, except where it is made clear that the terms mean Waste Connections, Inc. only.
S-ii

FORWARD-LOOKING STATEMENTS
Certain statements included and incorporated by reference in this prospectus supplement are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, the Private Securities Litigation Reform Act of 1995 or in releases made by the SEC. Such forward-looking statements include, among others, statements about the impact of global economic conditions, including the price of crude oil, on our volume, business and results of operations; our ability to generate internal growth or expand permitted capacity at landfills we own or operate; our ability to grow through acquisitions and our expectations with respect to the impact of acquisitions on our expected revenues and expenses following the integration of such businesses; the competitiveness of our industry and how such competition may affect our operating results; our ability to provide adequate cash to fund our operating activities; our ability to draw from our credit facility or raise additional capital; our ability to generate free cash flow and reduce our leverage; the effects of landfill special waste projects on volume results; the impact that price increases may have on our business and operating results; demand for recyclable commodities and recyclable commodity pricing; the effects of seasonality on our business and results of operations; our ability to obtain additional exclusive arrangements; increasing alternatives to landfill disposal; increases in labor and pension plan costs or the impact that labor union activity may have on our operating results; our expectations with respect to the purchase of fuel and fuel prices; our expectations with respect to capital expenditures; our expectations with respect to the outcomes of our legal proceedings; the impairment of our goodwill; insurance costs; disruptions to or breaches of our information systems and other cybersecurity threats; environmental, health and safety laws and regulations, including changes to the regulation of landfills, solid waste disposal, exploration and production (“E&P”) waste disposal, or hydraulic fracturing; and our ability to continue to integrate successfully the businesses and operations of Progressive Waste Solutions Ltd. following the Progressive Waste acquisition (as defined herein). These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.
Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following:
•
Our results are vulnerable to economic conditions;

•
Our industry is highly competitive and includes companies with lower prices, return expectations or other advantages, and governmental service providers, which could adversely affect our ability to compete and our operating results;

•
Competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit our ability to grow through acquisitions;

•
Price increases may not be adequate to offset the impact of increased costs, or may cause us to lose customers;

•
We may lose contracts through competitive bidding, early termination or governmental action;

•
Our financial and operating performance may be affected by the inability to renew landfill operating permits, obtain new landfills and expand existing ones;

•
Lower crude oil prices may adversely affect the level of exploration, development and production activity of E&P companies and the demand for our E&P waste services;

•
Increases in labor costs and limitations on labor availability could impact our financial results;

•
Increases in capital expenditures could impact our financial results;

•
A portion of our growth and future financial performance depends on our ability to integrate acquired businesses, and the success of our acquisitions;

•
The seasonal nature of our business and “event-driven” waste projects cause our results to fluctuate;

S-iii

•
Our results will be affected by changes in recycled commodity prices and quantities;

•
Our results will be affected by changes in the value of renewable fuels;

•
Increases in the price of diesel or compressed natural gas fuel may adversely affect our collection business and reduce our operating margins;

•
Our financial results are based upon estimates and assumptions that may differ from actual results;

•
Our accruals for our landfill site closure and post-closure costs may be inadequate;

•
Increases in insurance costs and the amount that we self-insure for various risks could reduce our operating margins and reported earnings;

•
We may be subject in the normal course of business to judicial, administrative or other third-party proceedings that could interrupt or limit our operations, require expensive remediation, result in adverse judgments, settlements or fines and create negative publicity;

•
Pending or future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements;

•
Our financial results could be adversely affected by impairments of goodwill, indefinite-lived intangibles or property and equipment;

•
Income and other taxes may be uncertain;

•
Future changes to U.S., Canadian and foreign income and other tax laws could materially adversely affect us;

•
Each business that we acquire or have acquired may have liabilities or risks that we fail or are unable to discover, or that become more adverse to our business than we anticipated at the time of acquisition;

•
Our indebtedness could adversely affect our financial condition and limit our financial flexibility;

•
We may be unable to obtain performance or surety bonds, letters of credit or other financial assurances or to maintain adequate insurance coverage;

•
Our operations in Canada expose us to exchange rate fluctuations that could adversely affect our financial performance and our reported results of operations;

•
Alternatives to landfill disposal may cause our revenues and operating results to decline;

•
Labor union activity could divert management attention and adversely affect our operating results;

•
We could face significant withdrawal liability if we withdraw from participation in one or more multiemployer pension plans in which we participate and the accrued pension benefits are not fully funded;

•
We rely on computer systems to run our business and disruptions or privacy breaches in these systems could impact our ability to service our customers and adversely affect our financial results, damage our reputation, and expose us to litigation risk;

•
Extensive and evolving environmental, health and safety laws and regulations may restrict our operations and growth and increase our costs;

•
Our business is subject to operational and safety risks, including the risk of personal injury to employees and others;

•
Future changes in laws regulating the flow of solid waste in interstate commerce could adversely affect our operating results;

S-iv

•
Extensive regulations that govern the design, operation, expansion and closure of landfills may restrict our landfill operations or increase our costs of operating landfills;

•
Our E&P waste business could be adversely affected by changes in laws regulating E&P waste;

•
Liabilities for environmental damage may adversely affect our financial condition, business and earnings;

•
We depend significantly on the services of the members of our senior and regional management team, and the departure of any of those persons could cause our operating results to suffer;

•
Our decentralized decision-making structure could allow local managers to make decisions that may adversely affect our operating results; and

•
If we are not able to develop and protect intellectual property, or if a competitor develops or obtains exclusive rights to a breakthrough technology, our financial results may suffer.

Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described in this prospectus supplement and are described from time to time in reports we file with the Securities and Exchange Commission (the “SEC”), including under the headings “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in subsequent quarterly reports on Form 10-Q. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change, unless required by applicable securities laws.
S-v

SUMMARY
This summary highlights selected information from this prospectus supplement or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Because this is only a summary, it may not contain all of the information you should consider in making your investment decision. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this entire prospectus supplement and the accompanying base prospectus, particularly the sections entitled “Risk Factors” beginning on page S-7 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our subsequent filings under the Exchange Act, and the other documents incorporated by reference in this prospectus supplement and the accompanying base prospectus.
On June 1, 2016, pursuant to the terms of the Agreement and Plan of Merger dated as of January 18, 2016 (the “Merger Agreement”), Water Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Progressive Waste Solutions Ltd., merged with and into Waste Connections US, Inc. (f/k/a Waste Connections, Inc.), a Delaware corporation (“Old Waste Connections”), with Old Waste Connections continuing as the surviving corporation and an indirect wholly owned subsidiary of Waste Connections, Inc. (f/k/a Progressive Waste Solutions Ltd.), a corporation organized under the laws of Ontario, Canada. Following the closing of the transaction, which we refer to herein as the Progressive Waste acquisition, Old Waste Connections’ common stock was delisted from the NYSE and deregistered under the Exchange Act. Pursuant to the Merger Agreement, Old Waste Connections’ stockholders received common shares of Waste Connections, Inc. (f/k/a Progressive Waste Solutions Ltd.) in exchange for their shares of common stock of Old Waste Connections. The term “Progressive Waste” is used herein in the context of references to Progressive Waste Solutions Ltd. and its shareholders prior to the completion of the Progressive Waste acquisition on June 1, 2016.
Waste Connections, Inc.
We are an integrated solid waste services company that provides non-hazardous waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the U.S. and Canada. Through our R360 Environmental Solutions subsidiary, we are also a leading provider of non-hazardous E&P waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the U.S. We also provide intermodal services for the rail haul movement of cargo and solid waste containers in the Pacific Northwest through a network of intermodal facilities.
We generally seek to avoid highly competitive, large urban markets and instead target markets where we can attain high market share either through exclusive contracts, vertical integration or asset positioning. In markets where waste collection services are provided under exclusive arrangements, or where waste disposal is municipally owned or funded or available at multiple municipal sources, we believe that controlling the waste stream by providing collection services under exclusive arrangements is often more important to our growth and profitability than owning or operating landfills. We also target niche markets, like E&P waste treatment and disposal services.
As of September 30, 2019, we served residential, commercial, industrial and E&P customers in 42 states in the U.S. and six provinces in Canada: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Florida, Georgia, Idaho, Illinois, Iowa, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, North Dakota, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, Wisconsin and Wyoming, and the provinces of Alberta, British Columbia, Manitoba, Ontario, Québec and Saskatchewan.
Our Principal Executive Offices
Our principal executive offices are located at 610 Applewood Crescent, 2nd Floor, Vaughan, Ontario L4K 0E3, Canada. Our telephone number for our principal executive offices is (905) 532-7510. Our website is www.wasteconnections.com. The information provided on our website is not incorporated into and does not form a part of this prospectus supplement or the accompanying base prospectus.

THE OFFERING
The following summary describes the principal terms of the Notes but is not intended to be complete. It may not contain all of the information that is important to you. Certain terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the Notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus.
Issuer
Waste Connections, Inc.
Securities Offered
$600,000,000 aggregate principal amount of 2.600% Senior Notes due 2030.
Maturity Date
February 1, 2030.
Interest Rate
2.600% per annum, accruing from the issue date of the Notes.
Interest Payment Dates
February 1 and August 1 of each year, beginning on August 1, 2020.
Ranking
The Notes will be our senior unsecured obligations and will rank equally in right of payment with our existing and future senior unsecured indebtedness and will rank senior in right of payment to any future subordinated indebtedness that we incur. The Notes will be effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the Notes will be structurally subordinated to the liabilities (including trade payables) of our subsidiaries.
As of September 30, 2019, after giving effect to the issuance and sale of the Notes, the repayment of $175.0 million of our senior notes due 2019 with borrowings under our revolving credit facility in the fourth quarter of 2019 and the application of the net proceeds as set forth under “Use of Proceeds,” we would have had total debt of  $4.068 billion, none of which is secured, including $8.360 million of outstanding revolving borrowings under our credit agreement, $700.0 million of outstanding term loans under our credit agreement and $3.350 billion of existing senior notes, including the Notes offered hereby, and we would have been able to incur an additional approximately $1.432 billion of indebtedness under our revolving credit facility. See “Capitalization.”
Optional Redemption
At our option, prior to November 1, 2029 (three months before the maturity date), we may redeem some or all of the Notes, at any time and from time to time, at a redemption price equal to the greater of 100% of the principal amount of the Notes redeemed, or the sum of the present values of the remaining scheduled payments of principal and interest on the Notes redeemed. Commencing November 1, 2029 (three months before the maturity date), we may redeem some or all of the Notes, at any time and from time to time, at a redemption price equal to the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date. The redemption prices are described under “Description of Notes—Optional Redemption” in this prospectus supplement.
Additional Amounts; Tax Redemption
All payments in respect of the Notes will be made without withholding or deduction for any taxes or other governmental charges imposed or levied by or on behalf of any taxing authority in Canada or certain other relevant jurisdictions, except to the extent required by law. If withholding or deduction is required by law, subject to certain exceptions, we will pay additional amounts so that the net amount you receive is no less than what you would have received in the absence of such withholding or deduction. If certain changes in law become effective that would require us to make additional payments with respect to taxes withheld from payments on the Notes, we may redeem the Notes in whole, but not in part, at any time, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
Change of Control Triggering Event
If a change of control triggering event occurs, except to the extent we have exercised our right to redeem the Notes, we will be required to make an offer to repurchase the Notes for cash at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of Notes—Change of Control Triggering Event.”
Covenants
The indenture governing the Notes will provide for certain limitations on our ability and the ability of certain of our subsidiaries to (1) create liens on the capital stock or indebtedness of any subsidiary or certain property, (2) enter into sale and leaseback transactions and (3) merge, amalgamate, consolidate or transfer all or substantially all of our assets.
Use of Proceeds
We estimate that the net proceeds of this offering will be approximately $594 million, after deducting the underwriting discount and estimated offering expenses payable by us. We expect to use the net proceeds of this offering to repay a portion of the borrowings outstanding under our revolving credit facility and for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.
Conflicts of Interest
Certain affiliates of the underwriters will receive at least 5% of the net proceeds of this offering in connection with the repayment of the borrowings outstanding under our revolving credit facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the securities will be rated investment grade.

Trustee
U.S. Bank National Association.
Risk Factors
You should carefully consider the information under “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our subsequent filings under the Exchange Act, before deciding to invest in the Notes.

SUMMARY FINANCIAL DATA
The following table sets forth our summary historical financial data as of and for the periods indicated. The summary historical financial data as of September 30, 2019 and 2018 and December 31, 2018 and 2017 and for the nine months ended September 30, 2019 and 2018 and the years ended December 31, 2018 and 2017 were derived from the unaudited and audited historical financial statements of Waste Connections, Inc. incorporated by reference in this prospectus supplement and the accompanying base prospectus. The summary historical financial data for the year ended December 31, 2016 were derived from the audited historical financial statements of Old Waste Connections incorporated by reference in this prospectus supplement and the accompanying base prospectus, with the inclusion of the results of operations from the acquired Progressive Waste operations commencing on June 1, 2016. The summary historical financial data as of December 31, 2016 were derived from the audited historical financial statements of Old Waste Connections not incorporated by reference in this prospectus supplement, with the inclusion on June 1, 2016 of the fair value of the assets and liabilities acquired from Progressive Waste.
You should read this summary financial data in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as well as our historical financial statements and accompanying notes, which are incorporated by reference in this prospectus supplement and the accompanying base prospectus.
	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
	(unaudited)		(audited)
	(in thousands of U.S. dollars)
STATEMENT OF OPERATIONS DATA:
Revenues	$4,026,719	$3,661,209	$4,922,941	$4,630,488	$3,375,863
Operating expenses:
Cost of operations	2,384,607	2,120,947	2,865,704	2,704,775	1,957,712
Selling, general and administrative	410,132	398,582	524,388	509,638	474,263
Depreciation	461,616	423,866	572,708	530,187	393,600
Amortization of intangibles	93,821	79,444	107,779	102,297	70,312
Impairments and other operating items	32,949	6,106	20,118	156,493	27,678
Operating income	643,594	632,264	832,244	627,098	452,298
Interest expense	(111,313)	(96,874)	(132,104)	(125,297)	(92,709)
Interest income	7,168	3,677	7,170	5,173	602
Other income, net	4,562	2,053	1,263	3,736	53
Foreign currency transaction gain (loss)	—	—	(1,433)	(2,200)	1,121
Income before income tax provision	544,029	541,120	707,140	508,510	361,365
Income tax (provision) benefit	(110,539)	(126,509)	(159,986)	68,910	(114,044)
Net income	433,490	414,611	547,154	577,420	247,321
Less: Net income attributable to noncontrolling interests	89	(218)	(283)	(603)	(781)
Net income attributable to Waste Connections	$433,579	$414,393	$546,871	$576,817	$246,540
BALANCE SHEET DATA:
Cash and equivalents	$303,778	$244,389	$319,305	$433,815	$154,382
Working capital surplus	133,500	207,809	232,194	374,269	51,215
Property and equipment, net	5,375,166	5,069,767	5,168,996	4,820,934	4,738,055
Total assets	13,270,235	12,192,066	12,627,329	12,014,681	11,103,925
Long-term debt and notes payable	4,039,405	3,747,209	4,153,465	3,899,572	3,616,760
Total equity	6,796,340	6,505,079	6,460,188	6,274,070	5,654,877
OTHER FINANCIAL DATA:
Adjusted EBITDA(a)	$1,254,551	$1,169,232	$1,566,418	$1,460,525	$1,071,089
Adjusted Free Cash Flow(a)	$762,936	$675,704	$879,901	$763,891	$550,944

(a)
For the definitions of the non-GAAP financial measures of Adjusted EBITDA and Adjusted Free Cash Flow and reconciliations of Adjusted EBITDA and Adjusted Free Cash Flow to our most directly comparable financial measures calculated in accordance with GAAP, see “—Non-GAAP Measures” below.

Non-GAAP Measures
Adjusted EBITDA
We present Adjusted EBITDA, a non-GAAP financial measure, supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry. Management uses Adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of our operations. We define Adjusted EBITDA as net income attributable to the Company, plus net income attributable to noncontrolling interests, plus or minus income tax provision (benefit), plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income, plus foreign currency transaction loss, less foreign currency transaction gain. We further adjust this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of our business. This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate Adjusted EBITDA differently. Our Adjusted EBITDA for the nine months ended September 30, 2019 and 2018 and the years ended December 31, 2018, 2017 and 2016, are calculated as follows:
	Nine Months Ended September 30,		Years Ended December 31,
	2019	2018	2018	2017	2016
	(unaudited)		(audited)
	(in thousands of U.S. dollars)
Net income attributable to Waste Connections	$433,579	$414,393	$546,871	$576,817	$246,540
Plus: Net income attributable to noncontrolling interests	(89)	218	283	603	781
Plus (less): Income tax provision (benefit)	110,539	126,509	159,986	(68,910)	114,044
Plus: Interest expense	111,313	96,874	132,104	125,297	92,709
Less: Interest income	(7,186)	(3,677)	(7,170)	(5,173)	(602)
Plus: Depreciation and amortization	555,437	503,310	680,487	632,484	463,912
Plus: Closure and post-closure accretion	10,821	9,749	12,997	11,781	8,936
Plus: Impairments and other operating items	32,949	6,106	20,118	156,493	27,678
Plus (less): Other expense (income), net	(4,562)	(2,053)	(1,263)	(3,736)	(53)
Plus (less): Foreign currency transaction loss (gain)	—	—	1,433	2,200	(1,121)
Adjustments:
Plus: Transaction-related expenses(1)	8,057	4,907	8,607	5,700	47,842
Plus: Fair value changes to certain equity awards(2)	3,693	10,101	9,205	16,357	14,289
Plus: Integration-related and other expenses(3)	—	2,795	2,760	10,612	44,336
Plus: Synergy bonus(4)	—	—	—	—	11,798
Adjusted EBITDA	$1,254,551	$1,169,232	$1,566,418	$1,460,525	$1,071,089

(1)
Reflects the addback of acquisition-related transaction costs, which for 2016 primarily related to the Progressive Waste acquisition.

(2)
Reflects fair value accounting changes associated with certain equity awards.

(3)
Reflects the addback of integration-related items, including rebranding costs, associated with the Progressive Waste acquisition.

(4)
Reflects the addback of bonuses accrued pursuant to our Synergy Bonus Program in connection with the Progressive Waste acquisition.

Adjusted Free Cash Flow
We present Adjusted Free Cash Flow, a non-GAAP financial measure, supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry. Management uses Adjusted Free Cash Flow as one of the principal measures to evaluate and monitor the ongoing financial performance of our operations. We define Adjusted Free Cash Flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, plus excess tax benefit associated with equity-based compensation, less capital expenditures for property and equipment and distributions to noncontrolling interests. We further adjust this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of our business. This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures. Other companies may calculate Adjusted Free Cash Flow differently. Our Adjusted Free Cash Flow for the nine months ended September 30, 2019 and 2018 and for the years ended December 31, 2018, 2017 and 2016, are calculated as follows:
	Nine Months Ended September 30,		Years Ended December 31,
	2019	2018	2018	2017	2016
	(unaudited)		(audited)
	(in thousands of U.S. dollars)
Net cash provided by operating activities	$1,185,430	$1,037,792	$1,411,235	$1,187,260	$795,312
Plus (less): Change in book overdraft	1,911	(243)	(839)	8,241	(1,305)
Plus: Proceeds from disposal of assets	2,626	3,698	5,385	28,432	4,604
Plus: Excess tax benefit associated with equity-based compensation	—	—	—	—	5,196
Less: Capital expenditures for property and equipment	(433,526)	(373,512)	(546,145)	(479,287)	(344,723)
Less: Distributions to noncontrolling interests	(117)	(103)	(103)	—	(3)
Adjustments:
Payment of contingent consideration recorded in earnings(1)	—	11	11	10,012	493
Cash received for divestitures(2)	(2,376)	(1,250)	(2,030)	(21,100)	—
Transaction-related items(3)	8,057	4,907	8,607	5,700	45,228
Integration-related and other expenses(4)	—	2,794	2,760	10,602	82,526
Pre-existing Progressive Waste share-based grants(5)	4,306	5,219	5,722	17,037
Synergy bonus(6)	—	—	—	11,798	—
Tax effect(7)	(3,375)	(3,609)	(4,752)	(14,804)	(36,384)
Adjusted Free Cash Flow	$762,936	$675,704	$879,901	$763,891	$550,944

(1)
Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and as a component of cash flows from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.

(2)
Reflects the elimination of cash received in conjunction with the divestiture of Progressive Waste operations.

(3)
Reflects the addback of acquisition-related items, including transaction costs, which for 2016 primarily related to the Progressive Waste acquisition.

(4)
Reflects the addback of integration-related items, including rebranding costs, associated with the Progressive Waste acquisition.

(5)
Reflects the cash settlement of pre-existing Progressive Waste share-based awards and related payments during the period.

(6)
Reflects the addback of cash bonuses paid pursuant to our Synergy Bonus Program in conjunction with the Progressive Waste acquisition.

(7)
The aggregate tax effect of footnotes (1) through (6) is calculated based on the applied income tax rates for the respective periods.

RISK FACTORS
An investment in the Notes is subject to risk. Before you decide to invest in the Notes, you should carefully consider the risk factors described below as well as those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our subsequent filings under the Exchange Act. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.
We have substantial indebtedness, which may limit our financial flexibility.
As of September 30, 2019, after giving effect to this offering, the repayment of  $175.0 million of our senior notes due 2019 with borrowings under our revolving credit facility in the fourth quarter of 2019 and the application of the net proceeds as described in “Use of Proceeds,” our total debt would have been $4.068 billion, and we would have been able to incur an additional approximately $1.432 billion of indebtedness under our revolving credit facility. This amount of indebtedness and our debt service requirements may limit our financial flexibility to access additional capital and make capital expenditures and other investments in our business, to withstand economic downturns and interest rate increases, to plan for or react to changes in our business and our industry, and to comply with the financial and other covenants of our debt instruments. Further, our ability to comply with these financial and other covenants may be affected by changes in economic or business conditions or other events that are beyond our control. If we do not comply with these covenants, we may be required to take actions such as reducing or delaying capital expenditures, reducing or eliminating dividends or share repurchases, selling assets, restructuring or refinancing all or part of our existing debt, or seeking additional equity capital.
We may be able to incur substantially more debt, which could exacerbate the risks associated with our indebtedness.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The Notes and the existing terms of our credit agreement and our master note purchase agreements do not prohibit us from incurring significant additional indebtedness in the future, subject to certain financial covenants, including limitations on the incurrence of indebtedness by us and our subsidiaries set forth in our credit agreement and our master note purchase agreements. The incurrence of additional debt by us may have important consequences for noteholders, including by making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in market value of the Notes and a risk that the credit rating of the Notes is lowered or withdrawn.
We may not be able to purchase the Notes if we experience a change of control triggering event.
If we experience a change of control triggering event as described in this prospectus supplement, we will be required, subject to certain exceptions, to offer to repurchase each holder’s Notes for cash at a price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. If such a change of control triggering event occurs, we may not have sufficient financial resources to repurchase all of the Notes that holders tender to us in connection with a change of control offer. Our credit agreement also provides that a change of control will be an event of default that allows the lenders to accelerate the maturity of borrowings thereunder. Certain events related to a change of control also obligate us to make an offer to prepay notes under our master note purchase agreements. Any future debt agreements may contain similar provisions. Our failure to repurchase the Notes tendered to us as required under the indenture governing the Notes would be a default, which could have material adverse consequences for us. See “Description of Notes—Change of Control Triggering Event.”
The Notes are unsecured and will be effectively subordinated to any future secured indebtedness that we incur to the extent of the collateral securing such obligations.
The Notes are unsecured and will be effectively subordinated to all of our secured obligations from time to time outstanding to the extent of the collateral securing such obligations. As of September 30, 2019, we did not have any secured debt outstanding. In addition to specified permitted liens, the indenture governing the Notes will generally allow us to secure indebtedness with liens in an amount up to 15% of our Consolidated Tangible Assets (as defined in the indenture governing the Notes).
The covenants in the indenture governing the Notes are limited and these limited covenants may not protect your investment.
The indenture governing the Notes does not and will not:
•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, may not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•
limit our subsidiaries’ ability to incur indebtedness that would structurally rank senior to the Notes;

•
limit our ability to incur indebtedness that is equal in right of payment to the Notes; or

•
restrict our ability to make investments or to pay distributions or make other payments in respect of our common shares or other securities ranking junior to the Notes.

The indenture also will permit us and our subsidiaries to incur additional indebtedness, including (subject to certain limitations) secured indebtedness, that could effectively rank senior to the Notes, and to engage in leaseback arrangements, subject to certain limitations. Any of these actions could adversely affect our ability to make principal and interest payments on the Notes.
We conduct a substantial portion of our operations through our subsidiaries.
Our cash flow and our ability to service debt, including the Notes, depends substantially on the distribution of earnings, loans or other payments made by our subsidiaries to us. If distributions from our subsidiaries to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the Notes would be substantially impaired.
Our subsidiaries will not guarantee the Notes and your right to receive payment (with respect to our subsidiaries) on the Notes will be structurally subordinated to the liabilities of our subsidiaries. Consequently, assets of our subsidiaries may not be available to make payments on the Notes.
None of our subsidiaries will guarantee, or be required to guarantee, the Notes. Payments on the Notes will only be required to be made by us and not our subsidiaries. Further, many of our subsidiaries have other creditors. Accordingly, you cannot rely on our subsidiaries to make any payments on the Notes directly to you or to make sufficient distributions to us to enable us to satisfy our obligations to you under the Notes. Creditors of our subsidiaries (including trade creditors) generally will be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. As a result, the Notes will be structurally subordinated to the prior payment of all of the debts (including trade payables) of our subsidiaries. If any or all of our subsidiaries become the subject of a bankruptcy, liquidation or reorganization, the creditors of such subsidiary or subsidiaries, including debt holders, must be paid in full out of such subsidiary’s or subsidiaries’ assets before any monies may be distributed to us as the holder of the equity in the subsidiary or subsidiaries. As of September 30, 2019, our subsidiaries had approximately $20 million of indebtedness, accrued liabilities and other obligations. The indenture governing the Notes does not limit our subsidiaries’ ability to incur or guarantee additional indebtedness.
Your ability to transfer the Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the Notes.
The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange. The underwriters have advised us that they intend to make a market in the Notes, as permitted by applicable laws and regulations. The underwriters, however, are not obligated to make a market in the Notes and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the Notes will develop or, if developed, that such a market will continue. In addition, subsequent to their initial issuance, the Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

You might have difficulty enforcing judgements against us and certain of our directors.
We are incorporated under the laws of Ontario, Canada. Certain of our directors and Bennett Jones LLP, our Canadian counsel that will be passing upon certain legal matters with respect to the Notes, reside principally in Canada or otherwise outside the United States. Because we and these persons are located outside the United States, it may not be possible for you to effect service of process within the United States on us or them. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in United States courts, because a portion of our and their assets are located outside the United States. We have been advised by Bennett Jones LLP that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based on the United States federal securities laws or the securities or “blue sky” laws of any state within the United States and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based on the civil liability provisions of the United States federal securities laws or any such state securities or “blue sky” laws. Therefore, it may not be possible to enforce those judgments against us and certain of our directors or one of the experts named in this prospectus supplement.
Interest paid on the Notes may be treated as U.S. source interest, in which case, 30% U.S. withholding tax may apply unless a non-U.S. holder qualifies for an exemption from such withholding tax.
A portion of the net proceeds of this offering may directly or indirectly be on-lent by us to a wholly-owned U.S. subsidiary of Waste Connections, Inc. and used in the United States. As a result, the U.S. Internal Revenue Service (the “IRS”) could argue that there is a potential tax avoidance plan and that interest on the Notes paid to a non-U.S. holder is treated as U.S. source interest, which is subject to withholding tax at a rate of 30% (or a lower treaty rate) unless the non-U.S. holder qualifies for an applicable exemption. We will not be required to pay any additional amounts with respect to amounts so withheld. See “Certain U.S. Federal Income Tax Considerations—Possible Alternative Tax Treatment of the Notes” and “Certain U.S. Federal Income Tax Considerations—Foreign Account Tax Compliance” for a discussion of these potential U.S. federal income tax consequences and of certain related acknowledgements, representations and agreements that each holder and beneficial owner of the Notes will be deemed to have made by its purchase and acceptance of the Notes.
Certain bankruptcy, insolvency and other restructuring laws may impair your ability to enforce your rights or remedies under the indenture governing the Notes.
Your ability and the rights of the trustee, who represents the holders of the Notes, to enforce your rights or remedies under the indenture governing the Notes may be significantly impaired by the provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation and by Canadian federal or provincial receivership laws. For example, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), which we refer to as the “CCAA,” and the Winding-up and Restructuring Act (Canada) contain provisions enabling an insolvent debtor to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal, a plan of arrangement and reorganization or compromise for consideration by all or some of its creditors, to be voted on by the various classes of creditors affected thereby. Such a restructuring proposal or arrangement and reorganization, if accepted by the requisite majority of each class of affected creditors and if approved by the relevant Canadian court, would be binding on all creditors of the debtor within the affected classes. Moreover, certain provisions of the relevant Canadian insolvency legislation permit an insolvent debtor to retain possession and administration of its property in certain circumstances, subject to court oversight, even though such debtor may be in default in respect of certain of its obligations during the period that the stay of proceedings remains in place.
The powers of the court under Canadian bankruptcy, insolvency and restructuring legislation and Canadian federal and provincial receivership laws, and particularly under the CCAA, are exercised broadly to protect a debtor and its estate from actions taken by creditors and others. We cannot predict whether payments under the Notes would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when you or the trustee could exercise your rights under the indenture governing the Notes or whether, and to what extent, the holders of the Notes would be compensated for any delays in payment of principal, interest and costs, including fees and disbursements of the trustee. Accordingly, if we were to become subject to such proceedings, we may cease making payments on the Notes and you and the trustee may not be able to exercise your rights under the indenture governing the Notes following commencement of or during such proceedings without leave of the court.
The approval threshold requirements provided in the indenture governing the Notes for the modification of certain rights of the holders of Notes may be disregarded in a restructuring of our debt under applicable law or the order or decree of a court having jurisdiction. In an insolvency or bankruptcy or similar proceeding, the applicable insolvency statute will establish the approval threshold. Insolvency statutes generally require the consent of at least two-thirds of the value and majority in number of each of the classes of claims to be affected by, and voting on, the debt restructuring. For purposes of any such vote, claims with respect to the Notes would typically not vote as their own class but would instead vote as a single class with the holders of all other unsecured claims affected by the restructuring. These approval threshold requirements may also be disregarded in a restructuring by way of a court approved arrangement under a Canadian corporate statute. Some of these corporate debt restructurings have been court approved with only the required consent of debt holders representing at least two-thirds of the principal amount of the affected debt (voting by class or, in some cases, voting together with other classes of debt) voted in respect of the debt restructuring, notwithstanding a higher approval threshold requirement in the documentation evidencing the affected debt. Stays of proceedings have also been granted in connection with these corporate debt restructurings.

USE OF PROCEEDS
We estimate that the net proceeds of this offering will be approximately $594 million, after deducting the underwriting discount and estimated offering expenses payable by us. We expect to use the net proceeds of this offering to repay a portion of the borrowings outstanding under our revolving credit facility and for general corporate purposes.
As of September 30, 2019, we had $1.128 billion in borrowings outstanding under our credit agreement, with a weighted average interest rate of 3.14%. The borrowings under our credit agreement mature in March 2023. We used the borrowings under our credit agreement for general corporate purposes, including acquisitions.
Affiliates of certain of the underwriters are lenders under our credit agreement and, as a result, will indirectly receive a portion of the proceeds of this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2019 on:
•
an actual basis; and

•
an as adjusted basis to reflect the sale of Notes in this offering and the application of the net proceeds therefrom as described in “Use of Proceeds.”

You should read our financial statements and notes thereto that are incorporated by reference into this prospectus supplement and the accompanying base prospectus for additional information about our capital structure.
	As of September 30, 2019
	Actual	As Adjusted
	(in thousands of U.S. dollars)
Cash and equivalents	$303,778	$303,778
Long-term debt and notes payable:
Revolver under credit agreement(1)	$427,806	$8,360
Term loan under credit agreement	700,000	700,000
Existing senior notes(1)	2,925,000	2,750,000
Notes offered hereby(2)	—	600,000
Notes payable to sellers and other third parties	9,705	9,705
Total long-term debt and notes payable	$4,062,511	$4,068,065
Equity:
Common shares	$4,135,343	4,135,343
Additional paid-in-capital	147,188	147,188
Accumulated other comprehensive loss	(61,228)	(61,228)
Retained earnings	2,569,663	2,569,663
Total Waste Connections’ equity	6,790,966	6,790,966
Noncontrolling interest in subsidiaries	5,374	5,374
Total equity	$6,796,340	$6,796,340
Total capitalization	$10,858,851	$10,864,405

(1)
As adjusted amount reflects the fourth quarter 2019 repayment of  $175.0 million of our senior notes due 2019 and the corresponding increase to amounts outstanding under our revolver used to fund such repayment.

(2)
Includes approximately $54,000 of issue discount, which will be amortized over the life of the Notes.

DESCRIPTION OF NOTES
The following description of the terms of the 2.600% Notes due February 1, 2030 (the “Notes,” which represent a new series of, and are referred to in the accompanying base prospectus as, the “debt securities”) supplements, and to the extent inconsistent with, replaces the description of the general terms of the debt securities set forth in the accompanying base prospectus.
We will issue the Notes under the Indenture, dated as of November 16, 2018, between us and U.S. Bank National Association, as trustee, as supplemented by the third supplemental indenture, to be dated as of January 23, 2020. In this prospectus supplement we refer to that indenture as so supplemented as the “indenture.” The terms of the Notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
The following description of certain provisions of the Notes and of the indenture is a summary and is subject to, and qualified in its entirety by reference to, the accompanying base prospectus and the indenture. Not all the defined terms used in this prospectus supplement are defined herein, and you should refer to the accompanying base prospectus or the indenture for the definitions of such terms. References, in this “Description of Notes” section only, to the “Company,” “Waste Connections,” “we,” “us” and “our” refer to Waste Connections, Inc., exclusive of our subsidiaries, unless expressly stated or the context otherwise requires.
General
The Notes will:
•
accrue interest at the rate of 2.600% per year;

•
be initially limited to $600,000,000 aggregate principal amount;

•
be issued in minimum denominations of  $2,000 and integral multiples of  $1,000 in excess thereof; and

•
mature on February 1, 2030.

Interest on the Notes will:
•
accrue from and including the date of issuance or the most recent interest payment date;

•
be payable in cash semi-annually in arrears on each February 1 and August 1 beginning on August 1, 2020;

•
be payable to the holders of record as of the close of business on January 15 and July 15 immediately preceding the related interest payment dates; and

•
be computed on the basis of a 360-day year consisting of twelve 30-day months.

Additional Notes of the same class and series (“Additional Notes”) may be issued in one or more tranches from time to time, without notice to or the consent of the existing holders of the Notes; provided, that if the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, they will be issued under a separate CUSIP number. The Notes offered hereby and any Additional Notes will rank equally and ratably and will be treated as part of the same series for all purposes under the indenture, including for voting, redemptions and offers to purchase.
The Notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be senior to any of our subordinated indebtedness from time to time outstanding and will be junior to our secured indebtedness from time to time outstanding to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries.

Payment of Additional Amounts
All payments made by or on behalf of us under or with respect to the Notes will be made without withholding or deduction for, or on account of, any present or future tax, duty, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter referred to as “Taxes”) imposed or levied by or on behalf of  (1) the government of Canada or any province or territory of Canada, or (2) any other jurisdiction in which we are organized or otherwise resident for tax purposes or (3) any jurisdiction from or through which payment is made, in each case including any political subdivision or any authority or agency therein or thereof having power to tax (each, a “Relevant Taxing Jurisdiction”), unless required by law or the interpretation or administration thereof. If we are obligated to withhold or deduct any amount on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, we will:
(1)
make such withholding or deduction;

(2)
remit the full amount deducted or withheld to the relevant government authority in accordance with the applicable law;

(3)
subject to the limitations below, pay such additional amounts (“Additional Amounts”) as additional interest as may be necessary so that the net amounts received by each holder of Notes, after such withholding or deduction (including any such withholding or deduction on such Additional Amounts) will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted;

(4)
furnish to the trustee for the benefit of the holders and beneficial owners of Notes, within 60 days after the date of the payment or remittance of any Taxes is due pursuant to applicable law, certified copies of an official receipt of the relevant government authority for all amounts deducted or withheld pursuant to applicable law, or if such receipts are not reasonably obtainable, other documentation evidencing the remittance by us of those Taxes; and

(5)
at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the trustee an officer’s certificate setting forth the calculation of the Additional Amounts to be paid and such other information as the trustee may request to enable the trustee to pay such Additional Amounts to holders of Notes on the payment date.

Notwithstanding the foregoing, no Additional Amounts will be paid with respect to or in respect of a payment made to or in respect of any holder or beneficial owner of the Notes (an “Excluded Holder”):
(i)
with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
for or on account of Canadian withholding Taxes imposed on a payment under or with respect to a Note that is deemed under subsection 214(16) of the Income Tax Act (Canada) (or any similar successor provision or equivalent provision of any provincial or territorial law) to be a dividend;

(iii)
for or on account of any Taxes that are imposed or withheld as a result of the presentation of any Note for payment (where presentation is required) by or on behalf of a holder or beneficial owner who would have been able to avoid such Taxes by presenting the relevant Note to another paying agent;

(iv)
which is subject to such Taxes by reason of the holder or the beneficial owner of the Note (or a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, trust, nominee, partnership, limited liability company or corporation) being a resident, domiciliary or national of, incorporated in, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some present or former connection with the Relevant Taxing Jurisdiction otherwise than solely by the mere acquisition, holding or disposition of the Notes or the receipt of payments or enforcement of rights thereunder;

(v)
for or on account of any Taxes imposed or deducted or withheld by reason of the failure of the holder or beneficial owner of the Note to complete, execute and deliver to us any reasonable form or document concerning such holder’s or beneficial owner’s nationality, citizenship, residence, identity or connection with the Relevant Taxing Jurisdiction, provided (i) such form or document is required by law (including any applicable tax treaty) or by reason of the interpretation or administration of such law in order to enable us to make payments on the Note without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, and (ii) we have provided a timely written request to the holder for such form or document;

(vi)
for or on account of any Taxes imposed or withheld as a result of the presentation of any Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder or beneficial owner (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(vii)
for or on account of any estate, inheritance, gift, sales, transfer, excise, personal property or similar Tax;

(viii)
for or on account of any Tax that is payable otherwise than by withholding from payments under or with respect to the Notes (other than taxes payable pursuant to Regulation 803 of the Income Tax Act (Canada), or any similar successor provision or equivalent provision of any provincial or territorial law);

(ix)
if the holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment, to the extent that such payment would be required to be included in income under the laws of the Relevant Taxing Jurisdiction for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, member or beneficial owner been the holder of the Note;

(x)
for or on account of any Tax imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (including any amended or successor version), any current or future regulations or official interpretations thereof, any fiscal or regulatory legislation, rules or practices adopted pursuant to an intergovernmental agreement, treaty or convention between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(xi)
any Taxes imposed by the United States or any political subdivision thereof; or

(xii)
any combination of the exceptions listed in clause (i) through (xi) immediately above.

Any reference in the indenture or this “Description of Notes” to the payment of principal, premium, if any, interest, purchase price, redemption price or any other amount payable under or with respect to any Note will be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. Our obligation to make payments of Additional Amounts will survive any termination of the indenture or the defeasance of any rights thereunder.
We will indemnify and hold harmless each holder and beneficial owner of Notes (other than an Excluded Holder) and upon written request reimburse each such holder and beneficial owner for the amount of  (x) any Taxes imposed by a Relevant Taxing Jurisdiction and paid by such holder or beneficial owner as a result of payments made under or with respect to the Notes and (y) any Taxes levied or imposed and paid by such holder or beneficial owner with respect to any reimbursement under (x) above, but excluding any such Taxes on or computed by reference to such holder’s or beneficial owner’s net income, revenue, profits, or capital.
Without duplication of the foregoing, we will pay any present or future stamp, issue, registration, court or documentary taxes or any other excise, property or similar Taxes that arise in any Relevant Taxing Jurisdiction from the execution, delivery, issuance, registration or enforcement of the Notes, the indenture or any other document or instrument in relation thereto, and we will indemnify the holders and beneficial owners of the Notes for any such amounts (including penalties, interest and other liabilities related thereto) paid by such holders or beneficial owners.
Each holder or beneficial owner of Notes shall cooperate with us and the trustee to provide any information or documentation reasonably requested by us or the trustee in connection with the foregoing and to assist us or the trustee in determining the applicable withholding tax rate and the amount of Additional Amounts or indemnity payments payable in respect thereof.
Optional Redemption
Optional Redemption of the Notes
The Notes, at any time prior to November 1, 2029 (three months before their maturity date) (the “Par Call Date”), will be redeemable, in whole or in part, at our option, at any time or from time to time, at a redemption price equal to the greater of:
(1)
100% of the principal amount of the Notes to be redeemed, and

(2)
the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the redemption date) on the Notes to be redeemed (assuming that such Notes matured on the Par Call Date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 15 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. However, if the redemption date is after a record date and on or prior to a corresponding interest payment date, the interest will be paid on the full amount of accrued and unpaid interest on the redemption date to the holder of record on the record date.
In addition, at any time on or after the Par Call Date, the Notes will be redeemable, in whole or in part, at our option and at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
Holders of Notes to be redeemed (with a copy to the trustee) will receive notice by first-class mail (or by electronic transmission or otherwise in accordance with the applicable procedures of the depositary) at least 15 and not more than 60 days before the date fixed for redemption. If fewer than all of the Notes are to be redeemed, the trustee will select the particular Notes or portions thereof for redemption from the outstanding Notes not previously called pro rata or by lot or, in the case of global securities, by such method in accordance with the depositary’s procedures; provided, that no Notes of a principal amount of $2,000 or less shall be redeemed in part.
On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption unless we default in the payment of the redemption price and any accrued interest. On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of, and accrued and unpaid interest on, the Notes to be redeemed.
For purposes of the foregoing discussion of an optional redemption, the following definitions apply:
“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming that the Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes (assuming that the Notes matured on the Par Call Date).
“Comparable Treasury Price” means, with respect to any redemption date: (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations; or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means BofA Securities, Inc., J.P. Morgan Securities LLC, MUFG Securities Americas Inc. or Wells Fargo Securities, LLC, as selected by us, and their respective successors, or if each of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.
“Reference Treasury Dealer” means: (1) each of BofA Securities, Inc., J.P. Morgan Securities LLC, a Primary Treasury Dealer (as defined below) selected by MUFG Securities Americas Inc. and Wells Fargo Securities, LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute for such firm another Primary Treasury Dealer; and (2) up to four additional Primary Treasury Dealers selected by the Independent Investment Banker after consultation with us.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date: (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Par Call Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.
Redemption for Changes in Tax Laws
If we become, or will become, obligated to pay, on the next date on which any amount may be payable with respect to the Notes, any Additional Amounts as a result of a change in, or amendment to, the laws or regulations of any Relevant Taxing Jurisdiction or a change in any official position or the introduction of an official position regarding the application or interpretation thereof  (including a holding by a court of competent jurisdiction), which is publicly announced and becomes effective on or after the issue date of the Notes and such Additional Amounts cannot (as certified in an officer’s certificate to the trustee) be avoided by the use of reasonable measures available to us, then we may, at our option, redeem the Notes then outstanding, in whole but not in part, upon not less than 15 nor more than 60 days’ notice (such notice to be provided not more than 90 days before the next date on which we would be obligated to pay Additional Amounts), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date). Notice of our intent to redeem the Notes shall not be effective until such time as we deliver to the trustee (1) an officer’s certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of redemption have occurred and (2) an opinion of independent legal counsel stating that we are or will become obligated to pay any Additional Amounts because of an amendment to or change in law or regulation or position as described in this paragraph.

Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless we have exercised our right to redeem the Notes as described under “—Optional Redemption,” each holder of the Notes will have the right to require us to purchase all or a portion (equal to $2,000 or an integral multiple of  $1,000 in excess thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.
Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the Notes or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first-class mail (or by electronic transmission or otherwise in accordance with the applicable procedures of the depositary), a notice to each holder of the Notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, we will, to the extent lawful: (1) accept or cause a third party to accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer; (2) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and (3) deliver or cause to be delivered to the trustee the Notes accepted together with an officer’s certificate stating the aggregate principal amount of Notes being repurchased.
We will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the Notes properly tendered and not withdrawn under its offer.
We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.
For purposes of the foregoing discussion of a Change of Control Offer, the following definitions apply:
“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:
(a)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Waste Connections, Inc. and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to Waste Connections, Inc. or one of its Subsidiaries;

(b)
the consummation of any transaction (including any merger, amalgamation or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of Waste Connections, Inc. or any of its Subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a

“group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock;
(c)
we consolidate with, or merge or amalgamate with or into, any Person, or any Person consolidates with, amalgamates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving or resulting Person immediately after giving effect to such transaction;

(d)
during any period of twelve (12) consecutive calendar months, individuals who were members of our Board of Directors on the first day of such period cease to constitute a majority of our Board of Directors unless such new directors were approved by a majority of the directors who were directors on the first day of such period; or

(e)
the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of  (1) the first public announcement by us of any Change of Control (or pending Change of Control) and (2) such Change of Control and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). If a Rating Agency is not providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated. The trustee shall not have any obligation to monitor the occurrence or dates of any Change of Control Triggering Event and may rely conclusively on such Officer’s Certificate related to such Change of Control Triggering Event. The trustee shall not have any obligation to notify the holders of the occurrence or dates of any Change of Control Triggering Event.
“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.
“Investment Grade” means a rating of BBB− or better by Fitch (or its equivalent under any successor rating category of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB− or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.
“Rating Agency” means each of Fitch, Moody’s and S&P; provided, that if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside our control, we may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act as a replacement for such Rating Agency and we shall give notice of such appointment to the trustee.
“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., and any successor to its rating agency business.

“Voting Stock” of any Person as of any date means the capital stock or share capital of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
The definition of  “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of  “all or substantially all” of the properties or assets of Waste Connections, Inc. and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Waste Connections, Inc. and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Consolidation, Merger, Amalgamation and Sale of Assets
We will not, in a single transaction or through a series of related transactions, consolidate with or merge or amalgamate with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) if such transaction or series of transactions, in the aggregate, would result in a conveyance, transfer or lease of all or substantially all of the properties and assets of us and our Restricted Subsidiaries on a consolidated basis to any successor person, unless:
•
we are the surviving corporation or the successor person (if other than Waste Connections, Inc.) is a corporation organized and validly existing under the laws of Canada or any province or territory thereof or any U.S. domestic jurisdiction and assumes by supplemental indenture our obligations under the Notes and the indenture; and

•
immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

Notwithstanding the above, any of our Subsidiaries may consolidate with, merge or amalgamate with or into, or transfer or lease all or part of its properties or assets to us or any of our wholly-owned Subsidiaries.
Events of Default
The provisions regarding events of default in the accompanying base prospectus will apply to the Notes.
Defeasance and Covenant Defeasance
The provisions regarding legal defeasance and covenant defeasance in the accompanying base prospectus will apply to the Notes.
Limitation on Liens
We and our Restricted Subsidiaries will create, issue, incur or assume Indebtedness secured by a lien upon a Principal Property only if the outstanding Notes are secured equally and ratably with or prior to the Indebtedness secured by that lien. This covenant has exceptions that permit:
(a)
liens on the property or assets existing at the time of acquisition which secure obligations assumed by us or any of our Restricted Subsidiaries;

(b)
conditional sales agreements with respect to any property or assets acquired by us or a Restricted Subsidiary;

(c)
liens on the property, assets or stock of an entity at the time the entity is merged or amalgamated with or into or consolidated with us or a Restricted Subsidiary or at the time the entity becomes a Restricted Subsidiary;

(d)
liens on the property, assets or stock of any successor entity that becomes the Company in accordance with the covenant set forth under the heading “—Consolidation, Merger, Amalgamation and Sale of Assets”;

(e)
liens on assets:

•
existing at the time of, or created within 360 days after, the acquisition of the assets, or

•
securing Indebtedness incurred to finance all or part of the purchase price of the assets or the cost of constructing, improving, developing or expanding the assets that was incurred before, at the time of, or created within 360 days after, the later of the completion of construction, improvement, development or expansion or the commencement of commercial operation of the assets;

(f)
intercompany liens;

(g)
mechanics’, materialmen’s and like liens (including those relating to construction, repair and storage) incurred in the ordinary course of business;

(h)
liens arising by deposits or security given to governmental agencies required in order to do business with the government;

(i)
liens for taxes, assessments or governmental charges not yet delinquent or being contested in good faith;

(j)
liens in connection with legal proceedings so long as the proceeding is being contested in good faith or execution thereon is stayed;

(k)
landlord’s liens on fixtures located on property leased by us or Restricted Subsidiaries in the ordinary course of business;

(l)
liens in favor of any governmental authority in connection with the financing of the cost of construction or acquisition of property;

(m)
liens incurred in connection with pollution control, sewage or solid waste disposal industrial revenue or similar financings;

(n)
liens arising in connection with the sale of accounts receivable; and

(o)
any extensions, substitutions, replacements or renewals of the above-described liens or any Indebtedness secured by these liens if the lien is limited to the property (plus any improvements) secured by the original lien and the principal amount of such refinancing Indebtedness secured by such lien does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing.

In addition, without securing the Notes as described above, we and our Restricted Subsidiaries may issue, assume or guarantee Indebtedness that this covenant would otherwise restrict in a total principal amount that, when added to all other outstanding Indebtedness that this covenant would otherwise restrict and the total amount of Attributable Debt outstanding, does not exceed 15% of Consolidated Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt in connection with which we have purchased property or retired or defeased Indebtedness as described in clause (b) below under the heading “—Limitation on Sale/Leaseback Transactions.”
Limitation on Sale/Leaseback Transactions
We and our Restricted Subsidiaries will not enter into a Sale/Leaseback Transaction unless at least one of the following applies:
(a)
we or that Restricted Subsidiary could incur Indebtedness in a principal amount equal to the Attributable Debt for that Sale/Leaseback Transaction and, without violating specified provisions of the “Limitation on Liens” covenant, could secure that Indebtedness by a lien on the property to be leased without equally and ratably securing the Notes;

(b)
within 180 days after the effective date of any Sale/Leaseback Transaction, we will apply an amount equal to the fair value (as determined by our Board of Directors) of the property to be leased to the redemption or retirement of the Notes and/or any other series of debentures, notes or other debt instruments issued under the indenture or to payment or other retirement of other Indebtedness of the Company that ranks senior to or pari passu with the foregoing Indebtedness issued under the indenture or Indebtedness incurred by a Restricted Subsidiary; or
(c)
within 180 days after entering into the Sale/Leaseback Transaction, we have entered into a commitment to expend for the acquisition or capital improvement of a Principal Property an amount equal to the fair value (as determined by our Board of Directors) of the property to be leased.

Notwithstanding the foregoing, we and our Restricted Subsidiaries may effect a Sale/Leaseback Transaction that is not allowable under the foregoing clauses if at the time of the applicable Sale/Leaseback Transaction the Attributable Debt associated with such Sale/Leaseback Transaction, together with all other Attributable Debt outstanding and the aggregate principal amount of indebtedness secured by liens on Principal Property that the “Limitation on Liens” covenant would otherwise restrict, do not exceed 15% of Consolidated Tangible Assets. When calculating this total principal amount, we exclude from the calculation (i) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with any refinancing and (ii) any Attributable Debt in connection with which we have purchased property or retired or defeased Indebtedness as described in clause (b) above.
For purposes of the covenants set forth under the headings “—Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions,” the following definitions apply:
“Attributable Debt” means the present value of the rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale/Leaseback Transaction or, if the lease rate is not known to the Company, the weighted average interest rate of all series of securities outstanding at the time under the indenture compounded semi-annually. For these purposes, rental payments do not include any amounts required to be paid for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that the lessee may terminate by paying a penalty, if the net amount (including payment of the penalty) would be reduced if the lessee terminated the lease on the first date that it could be terminated, then this lower net amount will be used.
“Consolidated Tangible Assets” means the total amount of assets of Waste Connections, Inc. and its consolidated subsidiaries less the value of all intangible assets.
We will calculate Consolidated Tangible Assets based on our most recent quarterly balance sheet.
“Credit Agreement” means that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated March 21, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Company, Bank of America, N.A., acting through its Canada Branch, as global agent, the swing line lender and letter of credit issuer, Bank of America, N.A., as the U.S. Agent and a letter of credit issuer, the lenders and any other financial institutions from time to time party thereto.
“GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Company’s audited financial statements as of and for the year ended December 31, 2018 for all purposes of the indenture notwithstanding any change in GAAP relating thereto unless the Company otherwise agrees to a change with the lenders under the Credit Agreement in accordance with the terms thereof.

“Indebtedness” means (a) all obligations for borrowed money or on which interest charges are customarily paid, all as shown on the balance sheet of the indebted party, (b) all items that would be included as liabilities on a balance sheet in accordance with GAAP as of the date at which Indebtedness is to be determined, and (c) all indebtedness secured by a security interest in property owned or being purchased by the indebted party and all guarantees of Indebtedness.
“Principal Property” means any (i) waste processing, waste disposal or resource recovery plant or similar facility, together with fixtures thereon and the land underlying such facility (including any improvements thereon) and (ii) the Company’s corporate headquarters, together with fixtures thereon and the land underlying such building or buildings (including any improvements thereon), in each case, located within the United States or Canada and owned by or leased to us or any Restricted Subsidiary except (a) any such land, land improvements or fixtures (x) owned or leased jointly or in common with one or more persons other than us and any Restricted Subsidiaries in which our and our Restricted Subsidiaries’ interest does not exceed 50%, or (y) which our Board of Directors determines is not material in importance to our total business or (b) any portion of such land, land improvements or fixtures that our Board of Directors determines in good faith not to be of material importance to the use or operation thereof.
“Restricted Subsidiary” means any Subsidiary of the Company (other than any Subsidiary of which the Company owns less than all of the outstanding Voting Stock) (a) principally engaged in, or whose principal assets consist of property used by us or any Restricted Subsidiary in, the storage, collection, transfer, interim processing, disposal or recycling of waste within the United States or Canada or (b) which we designate as a Restricted Subsidiary in an officer’s certificate delivered to the trustee.
“Sale/Leaseback Transaction” means any arrangement with any Person under which we or our Restricted Subsidiaries lease any Principal Property that we or such Restricted Subsidiary has sold or transferred or will sell or transfer to that Person. This term excludes the following:
•
temporary leases for a term of not more than three years; and

•
intercompany leases.

Global Securities
The Notes will be represented by one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), the depositary for the Notes, and registered in the name of Cede & Co., the nominee of DTC. So long as the Notes are represented by a global security or securities, the interest payable on the Notes will be paid to Cede & Co., the nominee of DTC, or its registered assigns, as the registered owner of the Notes, by wire transfer in immediately available funds on each interest payment date. If the Notes are no longer represented by a global security or securities, payment of interest on the Notes may, at our option, be made by check mailed to the address of the person entitled to payment. A description of DTC’s procedures is set forth in the accompanying base prospectus under the heading “Global Securities—Book-Entry, Delivery and Form.”
Indirect access to DTC’s system is also available to other entities such as Clearstream Banking S.A. (“Clearstream”), and Euroclear Bank SA/NV (the “Euroclear Operator”), as operator of the Euroclear System (“Euroclear”), banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.
Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. The Euroclear Operator is regulated and examined by the Belgian Banking Commission.
Distributions of principal and interest with respect to Notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear or Clearstream participants in accordance with the relevant system’s rules and procedures, to the extent received by such system’s depositary.
Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Notes and cross-market transfers of the Notes associated with secondary market trading. DTC will be linked indirectly to Clearstream and Euroclear through the DTC accounts of their respective U.S. depositaries.
The information in this section concerning the operations and procedures of DTC, Clearstream and Euroclear has been obtained from sources we believe to be reliable, but neither we nor the underwriters take responsibility for their accuracy. These operations and procedures are solely within the control of DTC, Euroclear and Clearstream, as applicable, and are subject to change by them from time to time. None of Waste Connections, the underwriters or the trustee takes any responsibility for these operations and procedures, and you should contact DTC, Euroclear, Clearstream or their respective participants to discuss these matters.
Governing Law
The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.
Consent to Jurisdiction and Service
In relation to any action or proceeding arising out of or in connection with the indenture and the Notes, the Company will irrevocably submit to the exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York and the County and State of New York, United States of America, will irrevocably waive to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and will irrevocably appoint an agent in the State of New York upon which process may be served in any such action or proceeding.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder (“U.S. Treasury Regulations”), and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion is limited to consequences relevant to a U.S. holder (as defined below), except for the discussions under “—Possible Alternative Tax Treatment of the Notes” and “—Foreign Account Tax Compliance.” This discussion does not address the impact of the U.S. federal Medicare tax on net investment income or the effects of any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws) or any state, local or non-U.S. tax laws. No rulings from the IRS have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained.
This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, tax-exempt organizations, regulated investment companies, holders subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement, real estate investment trusts, partnerships or other pass-through entities (or investors in such entities), persons liable for alternative minimum tax and persons holding the Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons who purchase the Notes for cash at original issue and at their “issue price” (the first price at which a substantial amount of the Notes is sold for money, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the Notes as capital assets within the meaning of Section 1221 of the Code.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation or any entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person.
If any entity treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of the Notes.
Prospective purchasers of the Notes should consult their tax advisors concerning the tax consequences of holding Notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of U.S. federal estate and gift tax laws, the U.S. federal Medicare tax on net investment income, and state, local, non-U.S. or other tax laws.
Payments of Stated Interest
Payments of stated interest on a Note (without reduction for any withholding taxes withheld from such payments) generally will be includible in the gross income of a U.S. holder as ordinary interest income at the time the interest is received or accrued, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. Interest generally will, subject to the discussion below under “—Possible Alternative Tax Treatment of the Notes.” be income from sources outside the United States and, for purposes of the U.S. foreign tax credit, generally will be considered passive category income.

Any non-U.S. withholding tax paid by a U.S. holder at the rate applicable to such holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations. The calculation of foreign tax credits involves the application of complex rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their tax advisors regarding the availability of foreign tax credits.
Sale, Exchange, Retirement or Other Taxable Disposition of Notes
Upon the sale, exchange, retirement or other taxable disposition of a Note, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between the amount realized (other than amounts attributable to accrued and unpaid stated interest, which will be taxable as ordinary interest income in accordance with the U.S. holder’s method of tax accounting as described above) and the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. holder.
Any gain or loss recognized by a U.S. holder will generally be U.S. source capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the Note for more than one year at the time of the sale, exchange, retirement or other taxable disposition. In the case of an individual U.S. holder, long-term capital gain may be eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
In general, payments of interest and the proceeds from sales or other dispositions (including retirements or redemptions) of Notes held by a U.S. holder may be required to be reported to the IRS unless the U.S. holder is an exempt recipient and, when required, demonstrates this fact. In addition, a U.S. holder that is not an exempt recipient may be subject to backup withholding unless it provides a taxpayer identification number and otherwise complies with applicable certification requirements.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the appropriate information is timely furnished to the IRS.
Information with Respect to Foreign Financial Assets
Certain U.S. holders who are individuals and who hold an interest in “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to report information relating to an interest in the Notes, subject to certain exceptions (including an exception for Notes held in accounts maintained by certain financial institutions). Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules. U.S. holders should consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of the Notes.
Possible Alternative Tax Treatment of the Notes
Although not free from doubt, we intend to take the position that payments of interest on the Notes should be treated as from sources outside the United States for U.S. federal income tax purposes. Accordingly, a beneficial owner of a Note that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes (a “non-U.S. holder”) should not be subject to U.S. federal withholding tax with respect to the Notes. Because, however, a portion of the net proceeds of this offering may directly or indirectly be on-lent by us to a wholly-owned U.S. subsidiary of Waste Connections, Inc. and used in the United States, the IRS may successfully assert that there is a potential tax avoidance plan and that all or a portion of any payment of interest on the Notes should be treated as from sources within the United States for U.S. federal income tax purposes. In that case, a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% (or a lower treaty rate) with respect to interest payments on the Notes unless certain certification requirements have been fulfilled (such as providing applicable IRS W-8 Forms). We have not sought and will not seek any rulings from the IRS with respect to the tax treatment of the Notes and there can be no assurance the IRS or a court will not take a contrary position concerning the tax treatment described in this paragraph. We currently do not intend to withhold on any payment made with respect to the Notes to non-U.S. holders. However, in the event that the interest income were treated as from sources within the United States for U.S. federal income tax purpose, we or the applicable withholding agent may withhold on payments made with respect to the Notes to non-U.S. holders unless the certification requirements described above are met, and we will not be required to pay any additional amounts with respect to amounts so withheld.
In that connection, each holder and beneficial owner of the Notes, by its purchase and acceptance of the Notes, will be deemed to have acknowledged, represented to and agreed with us and the underwriters as follows:
•
that its investment in the Notes is not pursuant to a tax avoidance plan;

•
if it is not a United States person as defined in Section 7701(a)(30) of the Code, (i) it qualifies for a full exemption from U.S. federal withholding tax with respect to payments of interest pursuant to an applicable income tax treaty to which the United States is a party; or (ii)(x) it does not, actually or constructively, own 10% or more of our voting stock within the meaning of Section 871(h)(3) of the Code; (y) it is not a controlled foreign corporation related to us through actual or constructive stock ownership for U.S. federal income tax purposes; and (z) it is not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and

•
it (and any intermediary through which it holds its Notes), if not a United States person as defined in Section 7701(a)(30) of the Code, would be eligible to provide an IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8) establishing a full exemption from any U.S. federal withholding taxes on payments of interest, including any taxes imposed under FATCA (as defined below).

Non-U.S. holders should consult their tax advisors regarding the possible U.S. federal income tax consequences of an investment in the Notes.
Foreign Account Tax Compliance
Pursuant to Sections 1471 through 1474 of the Code (provisions commonly known as “FATCA”), U.S. withholding taxes on payments on certain debt instruments and (subject to the proposed U.S. Treasury Regulations discussed below) the gross proceeds from the disposition of such debt instruments may be required unless various information reporting requirements are satisfied. Withholding under FATCA generally will apply at a rate of 30% to payments of U.S. source interest on a debt obligation regardless of when they are made. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of notes or stock on or after January 1, 2019, recently proposed U.S. Treasury Regulations eliminated FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. We intend to take the position that payments of interest on the Notes should be treated as from sources outside the United States, but, as explained above, it is possible that all or a portion of any payment of interest on the Notes could be treated as U.S. source for U.S. federal income tax purposes and, as a result, payments on the Notes may become subject to withholding under FATCA. Holders should consult their tax advisors on how these rules may apply to their investment in the Notes, including the possible application of an intergovernmental agreement that alters the general FATCA requirements. In the event any withholding under FATCA is required with respect to any payments on the Notes, we will not pay any additional amounts to compensate for the withheld amount.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the principal Canadian federal income tax considerations generally applicable at the date of this prospectus supplement, to a person who acquires beneficial ownership of a Note and who, at all relevant times and for the purposes of the Income Tax Act (Canada) (“Tax Act”): (i) deals at arm’s length with the Company and with any transferee resident (or deemed to be resident) in Canada to whom the holder assigns or otherwise transfers the Note; (ii) is not, and is not deemed to be, a resident of Canada; (iii) is entitled to receive all payments (including any interest, principal, and premium) made in respect of the Note; (iv) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (v) is not a “specified non-resident shareholder” of the Company or a person that does not deal at arm’s length with a “specified shareholder” of the Company, and (vi) is not a “financial institution” (such persons each being a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary. This summary also assumes that the Company is a resident of Canada for the purposes of the Tax Act.
This summary is based upon: (i) the current provisions of the Tax Act and the regulations thereunder (“Regulations”) in force as of the date hereof; (ii) all specific proposals to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof  (“Tax Proposals”), and (iii) applicable jurisprudence and the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”). This summary assumes that the Tax Proposals will be enacted as currently proposed, but no assurance can be given that this will be the case. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or in the administrative or assessing policies and practices of the CRA, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations.
This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any prospective Non-Resident Holder. Accordingly, prospective Non-Resident Holders should consult their own tax advisers with respect to their particular circumstances.
Pursuant to the Tax Act, amounts paid or credited or deemed to be paid or credited by the Company on the Notes to a Non-Resident Holder as, on account of, in lieu of, or in satisfaction of, interest or principal on the Notes will not be subject to Canadian non-resident withholding tax under Part XIII of the Tax Act. Generally, there are no other Canadian federal income taxes that would be payable by a Non-Resident Holder as a result of holding or disposing of a Note (including for greater certainty, any gain realized by a Non-Resident Holder on a disposition of a Note).

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
When considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Each Plan should consider the fact that none of the Company, the underwriters or any of their respective affiliates will act as a fiduciary to any Plan with respect to the decision to acquire Notes and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to such decision. The decision to acquire Notes must be made by each prospective Plan purchaser on an arm’s length basis.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which the Company or the underwriters is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Plan or ERISA Plan involved in the transaction and provided further that the Plan or ERISA Plan pays no more than adequate consideration in connection with the transaction. Furthermore, newly issued class exemptions, once they become effective, may provide relief for certain transactions involving certain investment advisers who are fiduciaries. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable Similar Laws.
Representation
Accordingly, by acceptance of a Note or any interest therein, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Notes constitutes assets of any Plan or (ii) the acquisition and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.
Purchasers of the Notes have the exclusive responsibility for ensuring that their purchase and holding of the Notes complies with the fiduciary responsibility rules of ERISA or of applicable Similar Laws and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. We make no representation as to whether an investment in the Notes is appropriate for any Plan in general or whether such investment is appropriate for any particular plan or arrangement. Neither this discussion nor anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally. Such purchasers of the Notes should consult and rely on their own counsel and advisers as to whether an investment in the Notes is suitable.

UNDERWRITING (CONFLICTS OF INTEREST)
Subject to the terms and conditions contained in the underwriting agreement among us and BofA Securities, Inc., J.P. Morgan Securities LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the respective principal amount of the Notes that appears opposite its name in the table below:
Underwriter	Principal amount
BofA Securities, Inc.	$135,000,000
J.P. Morgan Securities LLC	135,000,000
MUFG Securities Americas Inc.	84,231,000
Wells Fargo Securities, LLC	84,231,000
CIBC World Markets Corp.	41,539,000
PNC Capital Markets LLC	34,615,000
BBVA Securities Inc.	13,846,000
Fifth Third Securities, Inc.	13,846,000
SunTrust Robinson Humphrey, Inc.	13,846,000
TD Securities (USA) LLC	13,846,000
U.S. Bancorp Investments, Inc.	13,846,000
Citizens Capital Markets, Inc.	8,077,000
Scotia Capital (USA) Inc.	8,077,000
Total	$600,000,000
The obligations of the underwriters under the underwriting agreement, including their agreement to purchase Notes from us, are several and not joint. The underwriters have agreed to purchase all of the Notes if any of them are purchased.
Commissions and Discounts
The underwriters initially propose to offer the Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the Notes to selected dealers at the public offering price minus a concession of up to 0.400% of the principal amount of the Notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount of the Notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell Notes through certain of their affiliates.
The following table shows the underwriting discount to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).
Paid by us
Per note	0.650%
In the underwriting agreement, we have agreed that:
•
We will pay our expenses related to the offering, which we estimate will be approximately $1.6 million.

•
We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have agreed to reimburse us for certain of the expenses related to the offering.

Selling Restriction in Canada
The Notes have not been qualified for sale under the securities laws of any province or territory of Canada and are not being and may not be offered or sold in Canada. None of the underwriters participating in the distribution of the Notes will offer to sell, directly or indirectly, any Notes acquired by it in connection with the distribution, in Canada or to residents of Canada.
Notice to Prospective Investors in the European Economic Area
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of the Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.
Notice to Prospective Investors in the United Kingdom
This prospectus supplement and the accompanying base prospectus and any other material in relation to the Notes are only being distributed to and are only directed at persons in the United Kingdom that are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities or other persons falling within Articles 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “relevant persons.” The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. This prospectus supplement and the accompanying base prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying base prospectus or their contents. The Notes are not being offered to the public in the United Kingdom.
In addition, in the United Kingdom, the Notes may not be offered other than by an underwriter that:
•
has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) of the United Kingdom) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA is complied with or does not apply; and

•
has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong
The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures

Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Japan
The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any of the Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 30913(1)(a) and 30913(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in South Korea
The Notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Notes have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the Notes may not be re-sold to South Korean residents unless the purchaser of the Notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.
Notice to Prospective Investors in Switzerland
This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.
Notice to Prospective Investors in the Dubai International Financial Centre
The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Notice to Prospective Investors in Taiwan
The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.
Notice to Prospective Investors in the United Arab Emirates
The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.
Price Stabilization and Short Positions
The Notes are a new issue of securities, and there is currently no established trading market for the Notes. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market making in the Notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the Notes or may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes. The underwriters are not required to engage in any of these activities, and may end any of them at any time. These transactions may be effected in the over-the-counter market or otherwise.
Other Relationships
Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to us and our affiliates in the ordinary course of business. Specifically, certain of the underwriters and/or their affiliates serve various roles under our credit agreement: Bank of America, N.A., an affiliate of BofA Securities, Inc., serves as U.S. agent and letter of credit issuer under our credit agreement; Bank of America, N.A., acting through its Canada Branch, an affiliate of BofA Securities, Inc., serves as global agent, swing line lender and letter of credit issuer under the credit agreement; Wells Fargo Bank, National Association, Canadian Branch, an affiliate of Wells Fargo Securities, LLC, serves as a lender, swing line lender and letter of credit issuer under the credit agreement; Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, serves as a letter of credit issuer under the credit agreement; JPMorgan Chase Bank, N.A., Toronto Branch and JPMorgan Chase Bank, N.A., affiliates of J.P. Morgan Securities LLC, serve as lenders, swing line lenders and letter of credit issuers under the credit agreement; MUFG Bank, Ltd. (formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd.), an affiliate of MUFG Securities Americas Inc., serves as a lender, swing line lender and letter of credit issuer under the credit agreement; PNC Bank, Canada Branch, an affiliate of PNC Capital Markets LLC, serves as a co-documentation agent, lender, swing line lender and letter of credit issuer under the credit agreement; and Canadian Imperial Bank of Commerce, New York Branch, an affiliate of CIBC World Markets Corp, serves as a co-documentation agent, swing line lender and letter of credit issuer under the credit agreement. As described in “Use of Proceeds,” a portion of the net proceeds of this offering will be used to repay outstanding borrowings under our credit agreement and, as a result, such underwriters and/or their affiliates will indirectly receive a portion of the proceeds of this offering. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve our or our affiliates’ securities and instruments. Certain of those underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest
Certain affiliates of the underwriters will receive at least 5% of the net proceeds of this offering in connection with the repayment of the borrowings outstanding under our revolving credit facility. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the securities will be rated investment grade. Such underwriters will not confirm sales to discretionary accounts without the prior written approval of the customer.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS
We are a corporation organized under the laws of Ontario, Canada and are governed by the applicable provincial and federal laws of Canada. Certain of our directors and one of the experts named in this prospectus supplement reside principally in Canada. Because we and these persons are located outside the United States, it may not be possible for you to effect service of process within the United States on us or them. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in United States courts, because a portion of our assets and the assets of these persons are located outside the United States.
We have been advised by Bennett Jones LLP, our Canadian counsel, that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the United States federal securities laws or “blue sky” laws of any state within the United States and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the United States federal securities laws or any state securities or “blue sky” laws. Therefore, it may not be possible to enforce those actions against us, certain of our directors or one of the experts named in this prospectus supplement.

LEGAL MATTERS
The validity of the issuance of the Notes offered pursuant to this prospectus supplement and the accompanying base prospectus will be passed upon for us by Latham & Watkins LLP, Houston, Texas, with respect to U.S. legal matters, and by Bennett Jones LLP, Calgary, Alberta, with respect to Canadian legal matters. Certain legal matters relating to the Notes offered pursuant to this prospectus supplement and the accompanying base prospectus will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York, with respect to U.S. legal matters.
EXPERTS
The audited financial statements as of December 31, 2018 and 2017 and for the years then ended, incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The financial statements for the year ended December 31, 2016 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement or the accompanying base prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying base prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•
Our Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 14, 2019;

•
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 filed on April 25, 2019, July 30, 2019 and October 29, 2019, respectively;

•
The portions of our Definitive Management Information Circular and Proxy Statement on Schedule 14A, filed on April 5, 2019, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•
Our Current Reports on Form 8-K filed on January 3, 2019, February 22, 2019, April 9, 2019, April 10, 2019, April 16, 2019, May 17, 2019, July 26, 2019, August 2, 2019 and December 19, 2019; and

•
All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:
Waste Connections, Inc.
Attn: Investor Relations
3 Waterway Square Place, Suite 110
The Woodlands, TX 77380
(832) 442-2200

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public at the SEC’s website at http://www.sec.gov. Certain of our filings with the SEC are available on our website at http://www.wasteconnections.com. Information contained on our website is not and should not be deemed a part of this prospectus supplement, the accompanying base prospectus or any other report or filing filed with the SEC.

PROSPECTUS
Waste Connections, Inc.
Debt Securities
We may from time to time offer, in one or more classes or series, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, debt securities, which may consist of debentures, notes, or other types of debt.
We refer to the debt securities registered hereunder collectively as the “securities” in this prospectus. The specific terms of each series or class of the securities will be set forth in the applicable prospectus supplement and will include, where applicable, the specific title, aggregate principal amount, currency, form (which may be certificated or global), authorized denominations, maturity, rate (or manner of calculating the rate) and time of payment of interest, terms for redemption at our option or repayment at the holder’s option, terms for sinking payments, covenants, and any initial public offering price.
You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.
The securities may be offered directly by us or by any selling security holder, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers, or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission, or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About This Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.
Our common shares are listed on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the symbol “WCN”.
An investment in our securities involves risk. See “Risk Factors” beginning on page 2 of this prospectus for a discussion of certain risk factors relevant to an investment in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 25, 2018.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where offers and sales are permitted.
We have not authorized any dealer or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying supplement to this prospectus. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date.
i

ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (“SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus sets forth certain terms of the securities that we may offer.
Each time we offer securities, we will attach a prospectus supplement to this prospectus. The prospectus supplement will contain the specific description of the terms of the offering. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained in this prospectus.
It is important for you to read and consider all information contained in this prospectus and the applicable prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Where You Can Find More Information” in this prospectus.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we”, “us”, “our”, or the “Company” mean Waste Connections, Inc. and our consolidated subsidiaries, except where it is made clear that the terms mean Waste Connections, Inc. only.

RISK FACTORS
You should carefully consider any specific risks set forth or referenced under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, incorporated into this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You should consider carefully those risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide to purchase our securities.

FORWARD-LOOKING STATEMENTS
Certain statements included and incorporated by reference in this prospectus are “forward-looking” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, the Private Securities Litigation Reform Act of 1995 or in releases made by the SEC. Such forward-looking statements include, among others, statements about the impact of global economic conditions, including the price of crude oil, on our volume, business and results of operations; our ability to generate internal growth or expand permitted capacity at landfills we own or operate; our ability to grow through acquisitions and our expectations with respect to the impact of acquisitions on our expected revenues and expenses following the integration of such businesses; the competitiveness of our industry and how such competition may affect our operating results; our ability to provide adequate cash to fund our operating activities; our ability to draw from our credit facility or raise additional capital; our ability to generate free cash flow and reduce our leverage; the effects of landfill special waste projects on volume results; the impact that price increases may have on our business and operating results; demand for recyclable commodities and recyclable commodity pricing; the effects of seasonality on our business and results of operations; our ability to obtain additional exclusive arrangements; increasing alternatives to landfill disposal; increases in labor and pension plan costs or the impact that labor union activity may have on our operating results; our expectations with respect to the purchase of fuel and fuel prices; our expectations with respect to capital expenditures; our expectations with respect to the outcomes of our legal proceedings; the impairment of our goodwill; insurance costs; disruptions to or breaches of our information systems and other cybersecurity threats; environmental, health and safety laws and regulations, including changes to the regulation of landfills, solid waste disposal, E&P waste disposal, or hydraulic fracturing; and our ability to continue to integrate successfully the businesses and operations of Progressive Waste Solutions Ltd. following the Progressive Waste acquisition. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.
Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following:
•
Our industry is highly competitive and includes companies with lower prices, return expectations or other advantages, and governmental service providers, which could adversely affect our ability to compete and our operating results.

•
We may lose contracts through competitive bidding, early termination or governmental action.

•
Price increases may not be adequate to offset the impact of increased costs, or may cause us to lose customers.

•
Our results are vulnerable to economic conditions.

•
Our financial and operating performance may be affected by the inability to renew landfill operating permits, obtain new landfills and expand existing ones.

•
Increases in labor costs could impact our financial results.

•
Competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit our ability to grow through acquisitions.

•
A portion of our growth and future financial performance depends on our ability to integrate acquired businesses, and the success of our acquisitions.

•
The seasonal nature of our business and “event-driven” waste projects cause our results to fluctuate.

•
Our results will be affected by changes in recycled commodity prices.

•
Our results will be affected by changes in the value of renewable fuel.

•
Lower crude oil prices may adversely affect the level of exploration, development and production activity of exploration and production (“E&P”) companies and the demand for our E&P waste services.

•
Increases in the price of diesel or compressed natural gas fuel may adversely affect our collection business and reduce our operating margins.

•
Our financial results are based upon estimates and assumptions that may differ from actual results.

•
Our accruals for our landfill site closure and post-closure costs may be inadequate.

•
Increases in insurance costs and the amount that we self-insure for various risks could reduce our operating margins and reported earnings.

•
We may be subject in the normal course of business to judicial, administrative or other third-party proceedings that could interrupt or limit our operations, require expensive remediation, result in adverse judgments, settlements or fines and create negative publicity.

•
Pending or future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements.

•
Our financial results could be adversely affected by impairments of goodwill, indefinite-lived intangibles or property and equipment.

•
Income taxes may be uncertain.

•
Future changes to U.S., Canadian and foreign tax laws could materially adversely affect us.

•
Each business that we acquire or have acquired may have liabilities or risks that we fail or are unable to discover, or that become more adverse to our business than we anticipated at the time of acquisition.

•
Our indebtedness could adversely affect our financial condition and limit our financial flexibility.

•
We may be unable to obtain performance or surety bonds, letters of credit or other financial assurances or to maintain adequate insurance coverage.

•
Our operations in Canada expose us to exchange rate fluctuations that could adversely affect our financial performance and our reported results of operations.

•
Alternatives to landfill disposal may cause our revenues and operating results to decline.

•
Labor union activity could divert management attention and adversely affect our operating results.

•
We could face significant withdrawal liability if we withdraw from participation in one or more multiemployer pension plans in which we participate and the accrued pension benefits are not fully funded.

•
We rely on computer systems to run our business and disruptions or privacy breaches in these systems could impact our ability to service our customers and adversely affect our financial results, damage our reputation, and expose us to litigation risk.

•
Extensive and evolving environmental, health and safety laws and regulations may restrict our operations and growth and increase our costs.

•
Our business is subject to operational and safety risks, including the risk of personal injury to employees and others.

•
Future changes in laws regulating the flow of solid waste in interstate commerce could adversely affect our operating results.

•
Extensive regulations that govern the design, operation, expansion and closure of landfills may restrict our landfill operations or increase our costs of operating landfills.

•
Our E&P waste business could be adversely affected by changes in laws regulating E&P waste.

•
Liabilities for environmental damage may adversely affect our financial condition, business and earnings.

•
We depend significantly on the services of the members of our senior and regional management team, and the departure of any of those persons could cause our operating results to suffer.

•
Our decentralized decision-making structure could allow local managers to make decisions that may adversely affect our operating results.

•
If we are not able to develop and protect intellectual property, or if a competitor develops or obtains exclusive rights to a breakthrough technology, our financial results may suffer.

Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described in this prospectus and are described from time to time in reports we file with the SEC, including under the headings “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in subsequent quarterly reports on Form 10-Q. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change, unless required by applicable securities laws.

WASTE CONNECTIONS, INC.
We are an integrated solid waste services company that provides waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the U.S. and Canada. Through our R360 Environmental Solutions subsidiary, we are also a leading provider of non-hazardous E&P waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the U.S. We also provide intermodal services for the rail haul movement of cargo and solid waste containers in the Pacific Northwest through a network of intermodal facilities.
We seek to avoid highly competitive, large urban markets and instead target markets where we can attain high market share either through exclusive contracts, vertical integration or asset positioning. In markets where waste collection services are provided under exclusive arrangements, or where waste disposal is municipally owned or funded or available at multiple municipal sources, we believe that controlling the waste stream by providing collection services under exclusive arrangements is often more important to our growth and profitability than owning or operating landfills. We also target niche markets, like E&P waste treatment and disposal services.
On June 1, 2016, pursuant to the terms of the Agreement and Plan of Merger dated as of January 18, 2016 (the “Merger Agreement”), Water Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Progressive Waste Solutions Ltd., merged with and into Waste Connections US, Inc. (f/k/a Waste Connections, Inc.), a Delaware corporation (“Old Waste Connections”) with Old Waste Connections continuing as the surviving corporation and an indirect wholly owned subsidiary of Waste Connections, Inc. (f/k/a Progressive Waste Solutions Ltd.), a corporation organized under the laws of Ontario, Canada. Following the closing of the transaction (referred to herein as the “Progressive Waste acquisition”), Old Waste Connections’ common stock was delisted from the NYSE and deregistered under the Exchange Act. Pursuant to the Merger Agreement, Old Waste Connections’ stockholders received common shares of Waste Connections, Inc. (f/k/a Progressive Waste Solutions Ltd.) in exchange for their shares of common stock of Old Waste Connections.
Our principal administrative offices are located at 3 Waterway Square Place, Suite 110, The Woodlands, TX 77380. Our telephone number for our principal administrative offices is (832) 442-2200. Our website is www.wasteconnections.com. The information provided on our website is not incorporated into and does not form a part of this prospectus.
Our common shares are listed on the NYSE and the TSX under the symbol “WCN”. For additional information concerning us, please see the sections titled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” of this prospectus.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities offered by us under this prospectus for general corporate purposes, including repaying, redeeming or repurchasing debt, acquisitions of additional assets or businesses, capital expenditures and increasing our working capital. When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use for the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities. We will not receive any of the proceeds from the sale of the securities offered by any selling security holder.
RATIOS OF EARNINGS TO FIXED CHARGES
Our ratio of earnings to fixed charges for each of the periods presented below was as follows (which refer to Old Waste Connections before completion of the Progressive Waste acquisition and the Company following completion of the Progressive Waste acquisition):
	Three Months Ended March 31, 2018	Fiscal Year Ended December 31,
		2017	2016	2015	2014	2013

Ratio of earnings to fixed charges	5.6	4.8	4.7	(0.8)	6.5	5.0
For purposes of the ratio of earnings to fixed charges, “earnings” represent pre-tax earnings plus fixed charges less capitalized interest plus current period amortization of capitalized interest, and “fixed charges” represent interest on debt, capitalized interest and the interest portion of rental expense on operating leases.
For all periods presented in the table above, we had no preferred shares outstanding.

GENERAL DESCRIPTION OF SECURITIES
The following is a brief description of the material terms of our securities that may be offered under this prospectus. This description does not purport to be complete and is subject in all respects to applicable New York and Ontario law and to the provisions of our articles of amalgamation and by-law, including any amendments or supplements thereto, copies of which are on file with the SEC as described under “Where You Can Find More Information” and are incorporated by reference herein.
We, directly or through agents, dealers, or underwriters designated from time to time, may offer, issue, and sell, together or separately debt securities, which may consist of debentures, notes, or other types of debt.
When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.
We may elect to list any future class or series of our securities issued hereunder on an exchange, but we are not obligated to do so.
DESCRIPTION OF DEBT SECURITIES
The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.
Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.
The debt securities will be issued under an indenture between us and U.S. Bank National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.
As used in this section only, “Waste Connections,” “we,” “our” or “us” refer to Waste Connections, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:
•
the title and ranking of the debt securities (including the terms of any subordination provisions);

•
the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•
any limit on the aggregate principal amount of the debt securities;

•
the date or dates on which the principal of the securities of the series is payable;

•
the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•
the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•
the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•
any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•
the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•
the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•
the forms of the debt securities and whether the debt securities will be issuable as global debt securities;

•
the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•
the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•
the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•
if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•
the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•
any provisions relating to any security provided for the debt securities;

•
any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•
any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•
any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•
any provisions relating to conversion or exchange of any debt securities including the conversion or exchange price and period, whether conversion would be mandatory or at the option of the holders or at our option, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange if the debt securities are redeemed; and

•
any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities. (Section 2.2).

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the “Depositary”), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.
Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)
You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”
Covenants
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)
No Protection In the Event of a Change of Control
Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger, Amalgamation and Sale of Assets
We may not consolidate with or merge or amalgamate with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:
•
we are the surviving corporation or the successor person (if other than Waste Connections) is a corporation, partnership, limited liability company or trust organized and validly existing under the laws of Canada or any province or territory thereof or any U.S. domestic jurisdiction and assumes by operation of law or in writing our obligations on the debt securities and under the indenture; and

•
immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing;

Notwithstanding the above, any of our subsidiaries may consolidate with, merge or amalgamate into or transfer all or part of its properties to us. (Section 5.1)
Events of Default
“Event of Default” means with respect to any series of debt securities, any of the following:
•
default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•
default in the payment of principal of any security of that series at its maturity;

•
default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Waste Connections and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•
certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Waste Connections; or

•
any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.
If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of  (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.
The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right of power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)
No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:
•
that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•
the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)
The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)
Modification and Waiver
We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:
•
to cure any ambiguity, defect or inconsistency;

•
to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•
to provide for uncertificated securities in addition to or in place of certificated securities;

•
to make any change that does not adversely affect the rights of any holder of debt securities in any material respect;

•
to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•
to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•
to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:
•
reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•
reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•
reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•
reduce the principal amount of discount securities payable upon acceleration of maturity;

•
waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•
make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•
make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•
waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)
Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:
•
we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•
any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:
•
depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•
delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments. (Section 8.4)
Governing Law
The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York. (Section 10.10)

GLOBAL SECURITIES
Book-Entry, Delivery and Form
Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.
DTC has advised us that it is:
•
a limited-purpose trust company organized under the New York Banking Law;

•
a “banking organization” within the meaning of the New York Banking Law;

•
a member of the Federal Reserve System;

•
a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•
a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.
To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.
So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.
Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.
So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment.
Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.
Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.
DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.
As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:
•
DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•
we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•
an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.
We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION
We may sell the securities offered pursuant to any applicable prospectus supplement, directly to one or more purchasers or through dealers, agents, or underwriters. We may sell the securities offered pursuant to any applicable prospectus supplement in at-the-market equity offerings or on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents. We will name any underwriter, dealer, or agent involved in the offer and sale of the securities in the applicable prospectus supplement. We reserve the right to sell the securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.
We may distribute the securities from time to time in one or more transactions:
•
at a fixed price or prices, which may be changed;

•
at market prices prevailing at the time of sale;

•
at prices related to prevailing market prices; or

•
at negotiated prices.

We may also, from time to time, authorize underwriters, dealers, or other persons, acting as our agents, to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
We will describe in the applicable prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions, or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements with any underwriters, dealers, and agents which may entitle them to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement for certain expenses. We will describe any indemnification agreements in the applicable prospectus supplement.
Unless we specify otherwise in the applicable prospectus supplement, any securities issued hereunder will be a new issue with no established trading market. We may elect to list any of the securities issued hereunder on any exchange, but we are not obligated to do so. It is possible that one or more underwriters or agents may make a market in the securities issued hereunder, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot assure you as to the liquidity of the trading market for the securities.
If indicated in the applicable prospectus supplement, we may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions or other suitable persons to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. We may make delayed delivery with various institutions, including commercial and savings banks, insurance companies, pension funds, investment companies, and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.
To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
Certain of the underwriters, dealers, or agents and their respective associates may be customers of, and/or engage in transactions with, and perform services for us in the ordinary course of business.

LEGAL MATTERS
Certain legal matters relating to the securities offered hereby are being passed upon for us by Locke Lord LLP, Houston, Texas. The validity of issuance of certain of the offered securities and other matters arising under Canadian law are being passed upon for us by Bennett Jones LLP, Calgary, Alberta. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.
EXPERTS
The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 and for the year then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The financial statements and financial statement schedule as of December 31, 2016 and for each of the two years in the period ended December 31, 2016 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•
Our Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 15, 2018;

•
Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed on May 2, 2018;

•
The portions of our Definitive Management Information Circular and Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2018, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•
Our Current Reports on Form 8-K filed on March 27, 2018 and May 14, 2018; and

•
All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold, are deemed to be incorporated by reference in this registration statement and are a part hereof from the date of filing of such documents.

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s Public Reference Room or on our website at http://www.wasteconnections.com. Information contained on our website is not and should not be deemed a part of this prospectus or any other report or filing filed with the SEC. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:
Waste Connections, Inc.
Attn: Investor Relations
3 Waterway Square Place, Suite 110
The Woodlands, TX 77380
(832) 442-2200

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s website at http://www.sec.gov. You may also obtain copies of the documents at prescribed rates by writing to the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Certain of our filings with the SEC are available on our website at http://www.wasteconnections.com. Information contained on our website is not and should not be deemed a part of this prospectus or any other report or filing filed with the SEC.

$600,000,000
Waste Connections, Inc.
2.600% Senior Notes due 2030

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
BofA Securities
J.P. Morgan
MUFG
Wells Fargo Securities
CIBC Capital Markets
PNC Capital Markets LLC
Co-Managers
BBVA
Fifth Third Securities
SunTrust Robinson Humphrey
TD Securities
US Bancorp
Citizens Capital Markets
Scotiabank

January 21, 2020